Exhibit 16.1

Series Name	Underlying Asset	Reg A/ Reg D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series Lovesick 21	Here's the Kicker	REG A	$39	13310	$519,090
Series Brandy '22	Brandy 22	REG A	$85	9016	$766,360
Series Tombaz 21	Catalyst	REG A	$103	6500	$669,500
Series Kindle 21	A Day to Remember	REG A	$71	5487	$389,577
Series Knarsdale 21	Seismic Beauty	REG A	$112	5098	$570,976
Series The Royal Duet	Multiple	REG A	$202	5050	$1,020,100
Series Elarose 21	Secret Crush	REG A	$64	4458	$285,312
Series Enchante 21	Simply Enchanting	REG A	$99	4428	$438,372
Series Savvy Sassy '22	Savvy Sassy	REG A	$148	3751	$555,148
Series Alliford Bay 21	Sweet Voyage	REG A	$93	3747	$348,471
Series Blue Curl '22	Blue Curl	REG A	$81	3163	$256,203
Series Adaay In Asia	Adaay in Asia	REG A	$82	3111	$255,102
Series Sarrocchi 21	Legitify	REG A	$128	2071	$265,088
Series One Last Night 21	Fancy Quality	REG A	$113	2064	$233,232
Series Patsy's Kim 21	Lady Blitz	REG A	$133	1309	$174,097
Series Song of the Lark 21	Fireball Birdie	REG A	$137	803	$110,011
Series Sweet as Sin	Sweet as Sin	REG D	$1033	107	$110,531
Series Classic Colt Package	Multiple	REG D	$14238	40	$569,520
Series Celestial Moon	Celestial Moon	REG D	$11500	20	$230,000
Series Bajan Bashert	Bajan Bashert	REG D	$10000	16	$160,000
Series Crown It '21	Normandy Queen	REG D	$14500	15	$217,500
Series More than Magic	More than Magic	REG D	$15000	12	$180,000
Series Our Jenny B 21	Vino Grigio	REG D	$6000	11	$66,000
Series High Speed Goldie	Flamekeeper	REG D	$10000	3	$30,000
Total				73590	$8,420,190